                                                                     EXHIBIT 4.6

                      NONSTATUTORY STOCK OPTION AGREEMENT
                      -----------------------------------


          THIS NONSTATUTORY STOCK OPTION AGREEMENT (this "Agreement") is entered into as of the __ day of ______, _____, between L90, INC., a Delaware corporation (the "Company"), and ________________ (the "Optionee").

                              R E C I T A L S
                              - - - - - - - -


          A. The Board of Directors of the Company (the "Board") regards the Optionee as a key employee, officer or director and has determined that it would be in the best interests of the Company and its stockholders to grant the option to the Optionee to acquire shares of the Company's Common Stock, par value $.001 per share ("Shares"), as described in this Agreement, as an inducement to remain in the service of the Company, and as an incentive for promoting efforts during such service.

          NOW, THEREFORE, it is agreed as follows:

          1.  Definitions.  When used herein, the following terms shall have the
              -----------
meanings set forth below:

              (a) "Act" shall have the meaning assigned to such term in Section 5 hereof.

              (b) "Administrator" means the Board or any committee established by the Board from time to time in the discretion of the Board.

              (c) "Applicable Taxes" means any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld in connection with the exercise of an Option.

              (d) "Call Notice" shall have the meaning assigned to such term in
Section 10 hereof.

              (e) "Cause" for Cessation of Employment means engaging in conduct that constitutes a significant criminal offense or that reflects adversely on the Company's reputation, conviction of a felony, misappropriation of assets of the Company or any Subsidiary, continued or repeated insobriety, illegal use of drugs, continued or repeated absence from service during the usual working hours of the Participant's position for reasons other than Disability or sickness, or refusal to carry out the reasonable direction of the Board or of the chief executive officer of the Company or of any other person designated by such chief executive officer.

               (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and reference to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

               (g) "Company" means L90, Inc., a Delaware corporation.

               (h) "Company Call" shall have the meaning assigned to such term in Section 10 hereof.

               (i) "Date of Grant" shall have the meaning assigned to such term in Section 2 hereof.

               (j) "Exercise Price" shall have the meaning assigned to such term in Section 3 hereof.

               (k) "Fair Market Value" shall mean the value of one (1) Share, determined as follows:

                    (i) If the Shares are traded on an exchange or over-the-counter on the National Market System (the "NMS") of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), (A) if listed on an exchange, the closing price as reported for composite transactions on the business day immediately prior to the date of valuation or, if no sale occurred on that date, then the mean between the closing bid and asked prices on such exchange on such date, and (B) if traded on the NMS, the last sale price on the business day immediately prior to the date of valuation or, if no sale occurred on such date, then the mean between the highest bid and lowest asked prices as of the close of business on the business day immediately prior to the date of valuation, as reported in the NASDAQ system;

                    (ii) If the Shares are not traded on an exchange or the NMS but are otherwise traded over-the-counter, the mean between the highest bid and lowest asked prices quoted in the NASDAQ system as of the close of business on the business day immediately prior to the date of valuation or, if on such day such security is not quoted in the NASDAQ system, the mean between the representative bid and asked prices on such date in the domestic over-the-counter market as reported by the National Quotation Bureau, Inc., or any similar successor organization; and

                    (iii) If neither Section 1(e)(i) nor 1(e)(ii) above applies, the fair market value as determined by the Administrator in good faith its sole discretion, which determination shall be final and binding on all persons.

                    (l) "Incentive Stock Option" means an Option meeting the requirements and containing the limitations and restrictions set forth in
Section 422 of the Code.

                    (m) "Notice" shall have the meaning assigned to such term in Section 13(b) hereof.

                    (n) "Noticed Shares" shall have the meaning assigned to such term in Section 13(b) hereof.

                    (o) "Option" shall have the meaning assigned to such term in Section 2 hereof.

                    (p) "Repurchase Agreement" shall have the meaning assigned to such term in Section 10 hereof.

                    (q) "Subsidiary" or "Subsidiaries" means any corporation other than the employer corporation in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                    (r) "Transferee" shall have the meaning assigned to such term in Section 13(e) hereof.

          2.  Grant of Option.  The Company hereby grants to the Optionee as of
              ---------------
the date hereof (the "Date of Grant") the option to purchase all or any part of an aggregate of ______ Shares (the "Option"), subject to adjustment in accordance with Section 19 hereof. The Option is not intended to qualify as an Incentive Stock Option under the Code.

          3.  Option Price.  The price to be paid for Shares upon exercise of
              ------------
the Option or any part thereof shall be $____ per share (the "Exercise Price").

          4.  Right to Exercise.  Subject to the conditions set forth in this
              -----------------
Agreement, the Optionee shall have the right to exercise the Option in accordance with the vesting provisions set forth on Exhibit 1 hereto.
                                                    ---------

          5.  Securities Law Requirements.  No part of the Option shall be
              ---------------------------
exercised if counsel to the Company determines that any applicable registration requirement under the Securities Act of 1933 (the "Act") or any other applicable requirement of Federal or state law has not been met.

          6.  Term of Option.  The Option shall terminate in any event on the
              --------------
earliest of (a) the __ day of ________, 20__, at 11:59 P.M. California time, (b) the expiration of the period described in Section 7 below, (c) the expiration of the period described in Section 8 below or (d) the expiration of the period described in Section 9 below.

          7.  Exercise Following Cessation of Employment or Service.  If the
              -----------------------------------------------------
Optionee's employment or service with the Company ceases for any reason or no reason, whether voluntarily or involuntarily, with or without Cause, other than death, Disability or Retirement, the Option (to the extent it has not previously been exercised and is exercisable at the time of cessation) may be exercised within ninety (90) consecutive days after the date of such cessation. The foregoing notwithstanding, the Option shall cease to be exercisable on the date of such cessation if such cessation arises out of termination for Cause. Any determination of "Cause" by the Administrator made in good faith shall be final and binding upon the Company and the Optionee and all persons claiming under or through them.

          8.  Exercise Following Death or Disability.  If the Optionee's
              --------------------------------------
employment or service with the Company ceases by reason of the Optionee's death or Disability, or if the Optionee dies after cessation of employment or service but while the Option would have been exercisable hereunder, the Option (to the extent it has not previously been exercised and is exercisable at the time of cessation) may be exercised within one (1) year after the date of the Optionee's death or cessation by reason of Disability. In case of death, the exercise may be made by his or her representative or by the person entitled thereto under the Optionee's will or the laws of descent and distribution; provided that such representative or such person consents in writing to abide by and be subject to the terms of this Agreement and such writing is delivered to the President or Chairman of the Company.

          9.  Exercise Following Retirement.  If the Optionee's employment or
              -----------------------------
service with the Company ceases by reason of Retirement the Option (to the extent it has not previously been exercised and is exercisable at the time of cessation) may be exercised within ninety (90) days after the date of the Optionee's retirement.

          10. Company Call Right.
              ------------------

          (a) Purchase Option.  The Company shall have the unconditional right
              ---------------
and option (the "Purchase Option") to purchase any or all of the Shares issued pursuant to the exercise of the Option (the "Option Stock") at the per share price determined as provided in Section 10(b) (the "Option Price"), upon the occurrence of either of the following:

                    (i) if the Optionee ceases to be employed by the Company for any reason or no reason, whether voluntarily or involuntarily, with or without Cause, including by reason of death or disability (any such cessation of employment being hereinafter referred to as a "Cessation"). The Purchase Option of the Company, if exercised, must be exercised within ninety (90) days after the Cessation; provided, however, that if the Option Price has not yet been determined at the time of Cessation, the Option may be exercised within ninety
(90) days after such determination; or

                    (ii) at any other time subsequent to the Optionee's exercise of the Option, if the Optionee and the Company mutually agree to effect a Purchase Option under the terms of this Section 10.

               (b)  Option Price.  The Option Price shall be the Fair Market
                    ------------
Value of the Option Stock. In connection with such valuation, the Optionee acknowledges and agrees that in determining the Fair Market Value, the Option Stock shall be valued by applying (and therefore the Option Price shall reflect) a discount for the fact that the Shares being appraised (including, without limitation, the Option Stock) represents a minority interest in the Company for which there is no established trading market.

               (c)  Exercise of Purchase Option.  The Purchase Option shall be
                    ---------------------------
exercised by the Company giving written notice to the Optionee in accordance with the provisions for giving notices in this Agreement. The purchase price payable for the Option Stock shall be the Option Price multiplied by the total number of Shares subject to the Repurchase Option (the "Aggregate Option Price"). The Aggregate Option Price shall be payable (a) first, by cancellation of all or a portion of any outstanding indebtedness of the Optionee to the Company, and (b) second, to the extent not satisfied by such cancellation, by delivery of a Company check or promissory note, with such terms as are mutually agreed upon by the Optionee and the Company, in the amount of the remainder due. The Aggregate Option Price shall be payable at a closing to be held at the headquarters office of the Company (the "Closing") within ten days after the Option Price is established in accordance with Section 10(b); provided, however, that if the period during which the Purchase Option may be exercised has been extended in accordance with Section 10(a), there shall be a corresponding extension of the date of the Closing. At the Closing, the Company shall deliver the Aggregate Option Price, calculated as provided in the second preceding sentence, and the Optionee shall deliver to the Company the certificate or certificates representing the Option Stock, either duly endorsed in favor of the Company or accompanied by an assignment separate from certificate duly executed by the Optionee.

               (d)  Termination of Purchase Option.  Any other provision of this
                    ------------------------------
Section 10 notwithstanding, the Purchase Option shall terminate upon the earlier to occur of (i) the closing of the Company's firmly committed underwritten initial public offering of its Shares, or (ii) the date that the Shares are listed on an established stock exchange or quoted on NASDAQ.

          11.  Time of Cessation of Service.  For the purposes of this
               ----------------------------
Agreement, the Optionee's employment or service shall be deemed to have ceased on the earlier of (a) the date when the Optionee's employment or service in fact ceased or (b) except in the case of Retirement, the date when the Optionee gave or received written notice that his or her employment or service is to cease.

          12.  Nontransferability.  The Option shall be exercisable during the
               ------------------
Optionee's lifetime only by the Optionee or by the Optionee's guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Option by will or by the laws of descent and distribution. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder shall be null and void and, at the Company's option, shall cause all of the Optionee's rights under this Agreement to terminate.

          13.  Company's Right of First Refusal.
               --------------------------------

               (a) Before any Shares (which term, for purposes of this Section 13 and the remainder of this Agreement, shall include all securities received by Optionee as a stock dividend, stock split or other recapitalization or similar distribution on or in respect of the Shares) issued upon exercise of an Option, or any beneficial interest therein, may be sold, transferred or assigned (including a transfer by operation of law), such Shares shall first be offered for sale to the Company as set forth in this Section 13. Any certificate representing the Shares so issued shall bear a legend reflecting the restrictions set forth in this Section 13.

               (b) The Optionee shall deliver a notice (the "Notice") to the Company stating (i) his or her bona fide intention to sell, transfer or assign such shares, (ii) the number of Shares proposed to be sold, transferred or assigned (the "Noticed Shares"), (iii) the price for which it is proposed to sell, transfer or assign the Noticed Shares (in the case of a transfer not involving a sale, such price shall be deemed to be the Fair Market Value of the Noticed Shares) and the terms of payment of that price and other terms and conditions of sale, and (iv) the name and address of the proposed purchaser, transferee or assignee. The Optionee shall not effect any sale or other transfer for value of any Noticed Shares other than for money or an obligation to pay money. For a period of thirty (30) days after receipt of the Notice, the Company or its assignee(s) may exercise its right to purchase all or any portion of the Noticed Shares by giving written notice of exercise to the Optionee. The price per Share of the Noticed Shares purchased by the Company pursuant to this
Section 13 shall be, in the case of a sale, the price per Share as set forth in the Notice and, in the case of a transfer not involving a sale, the Fair Market

Value of such Shares and the purchase shall be on the same terms and subject to the same conditions as those set forth in the Notice.

                    (c) The Company's right of first refusal in this Section 13 shall be freely assignable in whole or in part. In the event the Notice provides for payment for the Noticed Shares to be deferred, the Company shall have the option of paying for the Noticed Shares with the discounted cash equivalent (using an interest rate equal to the then prevailing prime rate or similar interest rate of any bank selected by the Company for this purpose) of the deferred payment or payments described in the Notice. Any other provision of this Section 13 to the contrary notwithstanding, the amount of cash payable to an Optionee pursuant to the exercise of the right of first refusal shall be first reduced by the amount (if any) of accrued but unpaid interest and then by the unpaid principal balance with respect to promissory notes or other indebtedness of the Optionee to the Company. The interest and principal obligations of the Optionee shall be cancelled to the extent of such reduction.

                    (d) If the Company or any assignee(s) of the Company does not give notice of its election to purchase all of the Noticed Shares as provided in this Section 13, then the Optionee may sell or transfer the Noticed Shares which the Company and its assignees have elected not to purchase to any purchaser or transferee named in the Notice at, in the case of a sale, the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within three (3) months of the date the Notice was given to the Company. Any proposed sale, transfer or assignment to be consummated after the expiration of such three (3) month period shall again be subject to the right of first refusal set forth in this Section 13.

                    (e) If the Company does not exercise its right of first refusal with respect to all the Noticed Shares and the Optionee sells, assigns or transfers any such Noticed Shares to any person (other than an assignee of the Company's right of first refusal), then such purchaser or transferee (either being herein called a "Transferee") shall take the Noticed Shares subject to the obligation not to effect any sale, transfer, assignment or pledge of the Noticed Shares except in compliance with this Section 13. It shall be a condition to the sale, transfer or assignment of Noticed Shares to a Transferee that such Transferee shall enter into written agreement with the Company, which shall be in form and content satisfactory to the Company, under which the Transferee agrees to be bound by the terms of this Section 13 as if such sale Transferee were the Optionee.

                    (f) The Optionee shall not pledge or grant a security interest in any or all of the Shares unless prior thereto the pledgee or secured party delivers to the Company a written agreement, in form and substance satisfactory to the Company, acknowledging receipt of a copy of this Agreement and unconditionally agreeing that any foreclosure of the pledge or security interest shall be treated as a sale of the Shares by Optionee to which all provisions of this Section 13 shall apply.

               (g) Notwithstanding the foregoing provisions of this Section 13, the Company shall not have any rights under this Section 13 at any time subsequent to the closing of a firm commitment underwritten public offering of Common Stock pursuant to a registration statement declared effective under the Act.

               (h) The Optionee shall not sell, transfer, assign or pledge any Shares still subject to the right of first refusal described in this Section 13 other than in the manner expressly permitted herein, and any such sale, transfer, assignment or pledge of Shares in violation hereof shall be void. The Company shall make a notation in its records of all restrictions on transfer of the Shares. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold, transferred, assigned or pledged in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to afford the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

          14.  Exempt Transfers.  The provisions of Section 13 hereof shall not
               ----------------
apply to a transfer of any Shares by the Optionee, either during his or her lifetime or on death by will or intestacy, to his or her ancestors, descendants or spouse, or any custodian or trustee for the account or benefit of the Optionee or the Optionee's ancestors, descendants or spouse; provided, however, that the transferee shall receive and hold such Shares subject to the provisions of Section 13 hereof and there shall be no further transfer of such Shares except in accordance herewith; and provided further that the transferee shall acknowledge and agree in a writing satisfactory to the Company to be bound by the terms of this Agreement.

          15.  Effect of Exercise.  Upon exercise of all or any part of the
               ------------------
Option, the number of Shares subject to the Option under this Agreement shall be reduced by the number of Shares with respect to which such exercise is made.

          16.  Exercise of Option.  The Option may be exercised by delivering to
               ------------------
the Company (a) a written notice of exercise in substantially the form prescribed from time to time by the Administrator, (b) full payment of the Exercise Price for each Share purchased under the Option, and (c) the executed Agreement to be Bound by that certain Stock Purchase and Stockholders Agreement, in substantially the form attached hereto as Exhibit 2. Such notice shall
                                             ---------
specify the number of Shares with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Company, of such person's right to exercise the Option. The Exercise Price shall be payable in U.S. dollars in cash (by check), or, at the option of the Administrator, by (i) by delivery of Shares registered in the name of the Optionee having a Fair Market Value at the time of exercise equal to the amount of the Exercise Price, (ii) any combination of the payment of cash and the delivery of Shares, or (iii) the surrender for cancellation of Options to purchase a number of Shares, the Fair Market Value of the appreciation of which is equivalent to the Exercise Price of the number of Shares being purchased pursuant to the Option or (v) as otherwise approved by the Administrator in its sole and absolute discretion.

          17.  Withholding Taxes.  The Company may require the Optionee to
               -----------------
deliver payment, upon exercise of the Option, of all Applicable Taxes (in addition to the Exercise Price) with respect to the difference between the Exercise Price and the Fair Market Value of the Shares acquired upon exercise, which payment shall be made (a) in cash, (b) upon written approval from the Administrator, by delivery of Shares registered in the name of the Optionee, or by the Company not issuing such number of Shares subject to the Option, having a Fair Market Value at the time of exercise in the amount to be withheld or (c) upon written approval from the Administrator, any combination of (a) and (b) above.

          18.  Issuance of Shares.  Subject to the foregoing conditions, the
               ------------------
Company, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising the Option, shall deliver to such person at the principal office of the Company, or such other location as may be acceptable to the Company and such person, one or more certificates for the Shares with respect to which the Option is exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of the Optionee, such shares may be issued in the names of the Optionee and his or her spouse (a) as joint tenants with right of survivorship, (b) as community property or (c) as tenants in common without right of survivorship.

          19.  Adjustments Upon Changes in Capitalization.  In the event of
               ------------------------------------------
changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations or liquidations or similar events or in the event of extraordinary cash or non-cash dividends being declared with respect to outstanding Shares or other similar transactions, the number and class of Shares available under the Option, applicable purchase prices, and all other applicable provisions, shall be equitably adjusted by the Administrator. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Administrator in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.

          20.  Rights as Shareholder.  Neither the Optionee nor any other person
               ---------------------
entitled to exercise the Option shall have any rights as a shareholder of the Company with respect to the Shares subject to the Option until a certificate for such shares has been issued to him or her following the exercise of the Option.

          21.  No Rights as to Service.  Nothing in this Agreement shall be
               -----------------------
construed to give any person the right to remain in the employ or service of the Company or any Subsidiary or to affect the absolute and unqualified right of the Company and any Subsidiaries to terminate such person's employment or service relationship at any time for any reason or no reason and with or without cause or prior notice.

          22.  Lock-Up.  In the event that the Company files a registration
               -------
statement with respect to an underwritten public offering under the Act in which any class of the Company's equity securities is to be offered, the Optionee shall (i) not offer to sell or effect any sale or distribution of any Shares or any of the Company's other equity securities, or of any securities convertible into, or exchangeable or exercisable for such securities, during the period beginning thirty (30) days prior to the filing of such registration statement with the Securities and Exchange Commission and ending on such date after such registration statement has become effective as shall be specified by the managing underwriter of such public offering, and (ii) enter into such further written agreement restricting the transferability during such period of any Shares or other equity securities of the Company upon such terms and conditions as shall be required by such managing underwriter.

          23.  Notices.  Any notice to the Company contemplated by this
               -------
Agreement shall be addressed to it in care of its Chief Executive Officer at 1447 Cloverfield, Suite 100, Santa Monica, California 90404 or such other address as the Company may specify in a notice to the Optionee; and any notice to the Optionee shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing. Notice shall be deemed to have been given upon receipt or, if sooner, five (5) days after such notice has been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail addressed to the address specified in the immediately preceding sentence.

          24.  Interpretation.  The interpretation, construction, performance
               --------------
and enforcement of this Agreement shall lie within the sole discretion of the Administrator, and the Administrator's determinations shall be conclusive and binding on all interested persons.

          25.  Choice of Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the internal substantive laws (not the law of choice of laws) of the State of California.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                   L90, INC.


                                   By_____________________________


                                   "OPTIONEE":


                                   ________________________________


                                   "OPTIONEE'S SPOUSE"


                                   ________________________________

                                   EXHIBIT 1
                                   ---------

                               VESTING SCHEDULE
                               ----------------

                                   EXHIBIT 2
                                   ---------

                           AGREEMENT TO BE BOUND BY
                           ------------------------
                             STOCKHOLDER AGREEMENT
                             ---------------------

                  ACKNOWLEDGMENT OF AND AGREEMENT TO BE BOUND
              BY THE STOCK PURCHASE AND STOCKHOLDERS AGREEMENT OF
                                   L90, INC.


       The undersigned, as purchaser of __________ shares of Common Stock of L90, Inc. (the "Company"), hereby acknowledges that he has read and reviewed the
                -------
terms of the Stock Purchase and Stockholders Agreement (the "Agreement") among
                                                             ---------
the Company and its shareholders and hereby agrees to be bound by the terms and conditions thereof, and all of the exhibits thereto, as if the undersigned had entered into such Agreement as an original party thereto.


DATED:________           _______________________________
                         [Print Name of Purchaser]

                         Address:_______________________

                         _______________________________

                         Telephone No.______________

                         Social Security Number:________